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rare [LOGO]
rare MEDIUM INC.

44 West 18th Street
6th Floor
New York, NY 10011

Vince Santo
Vice President, General Manager
Vinces@raremedium.com
212-634-6950

cc: Douglas Ronai, David Grossman

August 5, 1999

Mr. Sal Perisano
Chief Executive Officer
IParty, Inc.
41 East 11th Street, 11th Floor
New York, NY 10003

Dear Sal:

The following document is the agreement between Rare Medium Inc. and iParty regarding the work Rare Medium will be performing in connection with the iParty Web phase one site development project which has the expected live date of September 15, 1999.

1. Our Understanding of the Project

iParty is looking to re-launch its site by September 15, 1999, in order to capture the revenue and customers that purchase for Halloween. As part of this re-launch, iParty would like to incorporate a new visual identity, new logo and new "look and feel" to the site as well as implement a new technical infrastructure to better support the scalability of its operation. The new infrastructure includes the testing and implementing of a homegrown shopping cart and integrating to a new fulfillment partner (Taymark).

To that end, iParty is now seeking to engage Rare Medium to implement the remaining aspects of the project known as ideation (design) and creation.
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2. Objectives

The primary objectives for this engagement (Ideation and Creation) is to design and implement the functionality discussed on the iParty functionality matrix dated August 2, 1999. We are combining the ideation and creation phases into one phase for iParty in order to accommodate the short development time frame and to make sure there is no interruption in work as we move towards the goal of September 15, 1999. The process of ideation and creation including the following activities depending on the needs of the phase one site and division of work between Rare Medium and iParty:

Ideation Activities and Deliverables

1. Project Management -- includes a full time producer (Ed Bocchino) to manage the Rare Medium team and provide progress and status reports.

2. Information Design -- includes static and interactive wire frames and prototyping.

3. Graphic Design -- includes logo concept finalization, color variations and look-and-feel concepts and variations.

4. Content Creation -- includes a copy deck containing all the approved text for iParty's site.

5. Software Architecture Design -- includes a diagram presenting all the technologies to be used in the creation of the site.

6. Network Architecture Design -- includes the technical infrastructure diagram that Percy Kwong and Allan Piket have been discussing during exploration. This diagram will be finalized in order to confirm all infrastructure issues.

7. Database Architecture Design -- includes the revised data model with Percy Kwong, Addison Chappell and Allan Piket working together.

8. Application Description and Specification -- includes any necessary software recommendations.

9. Platform Hardware and Software Specification -- includes a list of all required hardware, software and licenses. Percy Kwong and Allan Piket will jointly own this.

10. Detailed Scenario Analysis -- includes the documenting of the exact navigational pathways and ways a user can interact with the iParty site in phase one. This will be facilitated by Leslye Faulk, Ed Bocchino and Ben Clemens.

11.   Project Specification -- a summary document of all these specifications.

Creation Activities and Deliverables

1. Project Management -- includes a full time producer (Ed Bocchino) to manage the Rare Medium team and provide progress and status reports.

2. Usability Analysis -- includes testing the site on an iterative basis to assess user's responses and interactions with the site

3. Testing -- includes the quality assurance activities that are scheduled to begin on September 1, 1999 and to cover a two-week period to end on September 14, 1999. This will include bug testing, fixing and retesting and will be refined until it is relatively bug free.

4. Site launch -- after iParty signs off on the functionality of the finished site, the porting of this application to iParty's production web server.

5. Creative Development -- includes the build out of the visual content of the screens, optimization of the graphics and completed template development.

6. Technical Development -- includes application development and integration as well as any data migration issues that may exist with Taymark or the current database. IParty and Rare Medium wall jointly own this integration.

The ultimate goal of the Ideation and Creation phases to implement the functionality agreed upon by September 15, 1999, in order to allow iParty to have a successful site re-launch and capture the seasonal volume of the fourth quarter.


Rare Medium, Inc.                  iParty LOE                                  2
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3. Scope, Effort and Schedule

This agreement addresses the Ideation & Creation phases of phase one of the re-launch of iParty's site. The scope of the work is contained in Exhibit A of this document (please see exhibit A). Please note that the integration of the Taymark Fullfillment Company in terms of a dedicated technical resource. The iParty Functionality Matrix is considered to the source of all the functionality that has been agreed upon for phase one of iParty's site. Any changes to the functionality or requests for additional functionality will need to be reviewed by the change management committee for this project which includes the following people:

      Maureen Murrah, President, iParty, Inc.
      Leslye Faulk, Executive Producer, iParty, Inc.
      Douglas Ronai, Director, Solution Partner, Rare Medium, Inc. Ed Bocchino, Project Manager, Rare Medium, Inc.

All changes to the scope of phase one will need to be documented on the iParty Change Request Document and the document requires at least one signature from each company. Any additional time or cost implications will be reviewed on a case-by-case basis.

The schedule is as follows:

Ideation and Creation -- 8/2/99--9/17/99

This proposal does not discuss any activities for Evolution as it has been discussed that after the site is successfully launched, the project will move on to ideation for phase two.

4. Staffing and Fees

This work will be done on a fixed price basis. The fixed price for these services will be $465,000. All travel and lodging expenses will be billable at cost. Expenses for materials purchased specifically for the client's benefit will be charged at cost. All fees and charges will be billed on a monthly basis and such bills will be due and payable Net thirty (30) days. You will be responsible for payment of any sales and use taxes.

Ideation and Creation Team

(1) Solution Partner          Part Time
(1) Project Manager           Full Time
(1) Director, Technology      Part Time
(1) Senior Creative           Full Time
(2) Senior Creative           Part Time
(3) Senior Technologist       Full Time
(2) Senior Technologist       Part Time
(2) Design Technologist       Full Time

5. Contractual Terms

A. We warrant that the professional staff furnished by us will be qualified for the work performed by them, and that services will be furnished in a professional manner. As the services furnished under this engagement letter are advisory or developmental in nature, there are no other warranties with respect to our performance hereunder or the results to be obtained, either express or implied, and WE SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING MERCHANTABILTY AND FITNESS FOR PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT LOSSES OR DAMAGES ARISING FROM OUR PERFORMANCE UNDER THIS ENGAGEMENT LETTER, AND IN NO EVENT SHALL EITHER PARTY'S


Rare Medium, Inc.                  iParty LOE                                  3
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LIABILITY UNDER THIS ENGAGEMENT LETTER EXCEED THE FEES PAID FOR PROFESSIONAL
SERVICES HEREUNDER OR $350,000.00, WHICHEVER IS LOWER.

B. In the course of performance of this Agreement, you may find it necessary to disclose certain confidential information ("Information") to us. In such an event, the following terms shall apply:

(i) we will treat the Information as confidential and use the same degree of care as we employ in the protection of our own similar confidential information, provided the Information is identified in writing as confidential at the time of disclosure, or, if orally disclosed, identified as confidential at the time of disclosure and confirmed in writing within 30 days after the oral disclosure or disclosed in such a manner or is of a type that would put a reasonable person on notice as to the confidential nature of the information.

(ii) we will only use the Information in connection with its performance of services under this engagement letter, and shall disclose Information only to employees who have a need to know, unless authorized in writing by you.

(iii) Information shall not be subject to these terms if: (a) it is in the public domain at the time of disclosure, or enters the public domain without breach of these terms; (b) it is known to us prior to the disclosure, or is independently developed by us; (c) it is obtained by us in good faith from a third party not under obligation of secrecy to you; or (d) it is the subject of a court or government agency order to disclose, however, in such a case, we will give you prompt notice of such order. Notwithstanding anything to the contrary contained herein except as provided for in section 5D, all written works prepared by us in connection with this engagement shall be considered your information and you shall own (and we hereby assign to you) all rights, title and interest in and to such works, including without limitation, all intellectual property rights therein and thereto.

C. During the term of our performance under this engagement letter, and for a period of at least one year following completion of the Project, you agree not to offer, or assist any other person to offer, employment to any of our then current employees or attempt, directly or indirectly, to persuade any such employee to terminate his or her employment with us. You further agree that in the event you breach the terms of this paragraph, you will promptly pay to us a finder's fee equal to 100% of the total first year compensation paid or payable to such employee, including without limitation, wages, salary, bonuses, and commissions.

D. In the course of performing services hereunder, may be required to use certain proprietary software and documentation, and in the course of such use install such software temporarily in your computers. These items are and at all times continue to be owned by us or our suppliers. You agree that you will have no interest whatsoever in such items and will not to use, copy, decompile, reverse assemble or examine for any purpose such items. Access to such items shall be restricted to those expressly authorized by us in writing. Upon termination of the services, we will remove items from your systems. You agree to certify in writing to us that no other copies of the items remain in your possession.

E. In the course of Rare Medium's marketing activities, the company promotes its work through various marketing mediums including collateral/sales support materials, press releases, and speaking opportunities. Equally important is to promote the work our clients are doing. As such, we ask our clients to allow us to feature their companies in press releases that include announcements that we have been hired by a client and case studies once the site has been launched in terms of sales support materials, etc. subject in all cases to your prior approval which shall not be unreasonably withheld.

F. This engagement letter sets forth the entire understanding and agreement between the parties with respect to the Project, and supersedes any prior discussions, correspondence or agreements with respect to the Project. The terms of this engagement letter may only be changed by a written instrument signed by an authorized representative of each party. If you issue any purchase order with respect to the services to be performed under this engagement letter, the pre-printed terms of the purchase order shall not apply.

Kindly sign a copy of this engagement letter below where noted to indicate your understanding of, and agreement with, the terms of this engagement letter, and return it to my attention as soon as possible. Unless signed and returned to us within 30 days of the date of this engagement letter, the offer to furnish services under the terms of this engagement letter shall be deemed revoked.

Sincerely,                                Signature:


Rare Medium, Inc.                  iParty LOE                                  4
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/s/ Vince Santo                           /s/ Sal Perisano
Vince Santo                               Sal Perisano
VP, General Manager                       Chief Executive Officer
Rare Medium, Inc.                         IParty, Inc.
                                          Date:

/s/ David Grossman
David Grossman
Director, Business Development
Rare Medium, Inc.


Rare Medium, Inc.                  iParty LOE                                  5